UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 1, 2008

MILLER PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	033-02249-FW	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(423) 663-9457

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2008 Miller Petroleum, Inc. disclosed that it had entered into an Employment Agreement with Mr. Scott Boruff effective August 1, 2008 to serve as its Chief Executive Officer. On September 9, 2008, effective August 1, 2008, we entered into an Amendment to the Employment Agreement with Mr. Boruff to correct a ministerial error which occurred in the drafting of the agreement. The original Employment Agreement erroneously contained a provision under Paragraph 3(b) which provided that Mr. Boruff was to be paid a one-time sign-on bonus of $300,000. Mr. Boruff had previously been paid that amount by us prior to his employment with our company as a consulting fee, which such amount was paid in connection with his services to us related to the sale to a third party of various oil and gas leases by the us and certain related transactions. The Amendment to the Employment Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K/A, deleted all reference to Paragraph 3(b) and Mr. Boruff confirmed that he was not entitled to the bonus under the terms of the Employment Agreement. Other than the correction of the ministerial error in the Employment Agreement, all other terms and conditions of the agreement remain in full force and effect.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.3	Amendment to Employment Agreement with Scott M. Boruff

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: September 12, 2008	By: /s/ Scott M. Boruff Scott M. Boruff, Chief Executive Officer